CERTIFICATE OF CORRECTION

OF

CERIFICATE OF AMENDMENT

OF

Mandalay Digital Group, Inc.

Mandalay Digital Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), hereby certifies as follows:

1.         That the name of the corporation is Mandalay Digital Group, Inc.

2.         That a Certificate of Amendment of Certificate of Incorporation was filed by the Secretary of State of Delaware on March 28, 2013 and that such Certificate of Amendment requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.         That the inaccuracy or defect of such Certificate of Amendment is:

Due to a clerical error, the effective time of the Certificate of Amendment stated in Article FOURTH was incorrectly set forth as the close of business on April 19, 2013.

4.         That Article FOURTH of the Certificate of Amendment is corrected to read as follows:

"As of 5:00 p.m. on April 12, 2013 (the "Effective Time"), each five (5) shares of Common Stock issued and outstanding immediately prior thereto, shall be automatically combined into one (1) share of Common Stock. No fractional shares shall be issued to the stockholders in connection with such reverse stock split, but in lieu thereof the corporation shall pay cash for each fractional share equal to the product obtained by multiplying: (a) the average closing sales price of the Common Stock as reported on the Over-the-Counter Bulletin Board for the five trading days preceding the effective date of such combination, or if the Common Stock is not at such time quoted on the Over-the-Counter Bulletin Board, then as reported on the highest tier of the OTC Markets on which the Common Stock is then quoted; by (b) the fractional share. Each certificate that immediately prior to the Effective Time represented shares of Common Stock ("Old Certificates") shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the treatment of fractional shares as described above."

5.         That the Effective Time of the amendment herein certified shall be 5:00 p.m. on April 12, 2013.

IN WITNESS WHEREOF, the Company has caused this Certificate of Correction of Certificate of Amendment to be duly executed by its authorized officer this 9th day of April, 2013.

MANDALAY DIGITAL GROUP, INC.

By:	/s/ Peter Adderton
Peter Adderton
Chief Executive Officer